UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Collaboration Agreement with Takeda Pharmaceutical Company Limited

On July 31, 2015, Orexigen Therapeutics, Inc. (the “Company”) entered into an amended and restated collaboration agreement (the “Restated Collaboration Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”) which amends and restates the prior agreement that the parties entered into in September 2010. The Restated Collaboration Agreement is substantially the same as the prior agreement subject to the following key changes:

(a) The territory covered by the collaboration is revised to only include the United States, returning all rights for the countries of Mexico and Canada to the Company.

(b) The responsibilities for the costs of development activities for Contrave® from and after August 1, 2015 have been restructured.

(i) The Company is responsible for the cost of the randomized, double-blind, placebo-controlled cardiovascular outcomes clinical trial (the “CVOT”) to be conducted by Takeda up to the currently-projected total cost of such CVOT, above which the parties will generally share the costs of such CVOT equally, with certain exceptions.

(ii) Takeda will be responsible for 100% of the remaining costs for the Light Study.

(iii) Takeda and the Company will be responsible for 75% and 25% of expenses, respectively, of any other post-approval development costs, including all other post-marketing requirement studies other than the CVOT.

(c) The Company will now be eligible to receive up to an additional $105 million of potential milestone payments upon achievement of a combination of factors related to superiority claims reflected in approved labeling for Contrave, a lack of generic competition and net sales.

The termination provisions were not changed from the prior agreement. In addition to the Restated Collaboration Agreement, the parties also simultaneously agreed to a mutual release to, among other things, any claims or potential claims related to the dispute among the parties.

The foregoing description of the Restated Collaboration Agreement does not purport to be complete and is qualified in its entirety by the Restated Collaboration Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2015, requesting confidential treatment for certain portions.

By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report. The information contained in this Current Report on Form 8-K is intended to be considered in the context of the Company’s filings with the SEC and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

Item 2.02	Results of Operations and Financial Condition

On August 6, 2015, the Company issued a press release announcing its financial results for the three months ended June 30, 2015. A copy of this press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 6, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: August 6, 2015	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	EVP, Chief Business and Financial Officer